Exhibit 10.45

NOBLE ENERGY, INC. 2017 LONG-TERM INCENTIVE PLAN
CASH-SETTLED RESTRICTED STOCK UNIT AWARD NOTICE
[3-YEAR CLIFF VESTED]

You, the Participant named below, have been awarded the following award of Restricted Stock Units (the “RSUs”) and associated Dividend Equivalent Cash Rights on the terms and conditions set forth below and in accordance with the Restricted Stock Unit Award Agreement to which this Cash-Settled Restricted Stock Unit Award Notice is attached (the “Agreement”) and the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “Plan”):

Participant Name:

Number of RSUs Awarded:

Award Date:

Vesting Date:	The third anniversary of the Award Date

IN WITNESS WHEREOF, the parties hereto have executed this Cash-Settled Restricted Stock Unit Award Notice to be effective as of the Award Date set forth above.

PARTICIPANT:	NOBLE ENERGY, INC.

(Signature of Participant)	David L. Stover
President and CEO
* * * * *

By clicking the Accept button, I am confirming that I accept the Award of RSUs and Dividend Equivalent Cash Rights and that I have read and understand and agree to be bound by the terms of this Cash-Settled Restricted Stock Unit Award Notice, the attached Agreement, and the Plan as if I had manually signed this Cash-Settled Restricted Stock Unit Award Notice. I am also consenting to receive all related information in electronic form.

NOBLE ENERGY, INC.
2017 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”), made and entered into as of the Award Date as set forth on the Cash-Settled Restricted Stock Unit Award Notice (the “Notice”), is by and between Noble Energy, Inc., a Delaware corporation (“Noble”), and the Participant named in the Notice pursuant to the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “Plan”).

1.    Award of RSUs. Effective as of the Award Date, Noble hereby awards to Participant, and Participant hereby accepts, an award (“Award”) of RSUs and Dividend Equivalent Cash Rights described in Section 2 below on the terms and conditions and subject to the restrictions, including forfeiture, set forth in this Agreement, the Notice, and the Plan. Each RSU represents the right to receive an amount of cash equal to the Fair Market Value of one share of Common Stock as of the Actual Vesting Date (as defined below).

2.    Dividend Equivalent Cash Rights. In the event that, prior to the Actual Vesting Date, Noble declares and pays any cash dividends in respect of its outstanding shares of Common Stock, the Dividend Equivalent Cash Rights entitle Participant to receive, on the Actual Vesting Date with respect to each RSU vesting on such date, an additional cash payment equal to the total amount of cash dividends paid by Noble with respect to a share of its Common Stock during the period beginning on the Award Date and ending on the Actual Vesting Date with respect to such RSU, without interest or adjustment for the passage of time from the date of any such cash dividend. For the avoidance of doubt, no Dividend Equivalent Cash Rights will result from declared but unpaid dividends.

3.    Vesting and Forfeiture/Payment.

(a)    Until the Vesting Date set forth in the Notice, or, if earlier, the date on which the RSUs and Dividend Equivalent Cash Rights vest pursuant to this Agreement and the provisions of the Plan, including terms providing for earlier vesting in certain circumstances (such earlier date, the “Actual Vesting Date”), the RSUs and Dividend Equivalent Cash Rights are subject to being forfeited by Participant.

(b)    As soon as practicable (but in no event later than 30 days) following the Actual Vesting Date, Noble will make a lump sum cash payment to Participant (or in the event of Participant’s death, to Participant’s estate) in an amount equal to the sum of (i) the Fair Market Value of one share of Common Stock as of the Actual Vesting Date multiplied by the number of vested RSUs, plus (ii) the amount of any related Dividend Equivalent Cash Rights. Notwithstanding the preceding sentence, in the event that the Board determines that making all or a portion of the payment under this Section would jeopardize the ability of Noble to continue as a going concern, the Board may delay such payment or portion thereof until the making of the payment or portion thereof would no longer have such effect. The Award will cease to be outstanding upon the earlier of forfeiture or upon payment with respect to the Award.

(c)    Immediately after termination of Participant’s employment or service with Noble and its Affiliates, all RSUs and Dividend Equivalent Cash Rights that have not by that time become vested and do not become vested as of such date pursuant to the Notice and this Agreement or the applicable provisions of the Plan will be forfeited, and neither Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives will have any rights whatsoever in and to any of the forfeited RSUs or Dividend Equivalent Cash Rights.

4.    No Rights As Shareholder. The Award is not an equity interest in Noble and will not entitle Participant to any voting rights, rights upon liquidation or other rights of shareholders of Noble.

5.    Withholding Taxes. Noble and its Affiliates will, to the extent permitted by law, have the right to deduct from any payments made hereunder any federal, state or local taxes required to be withheld on account of amounts payable hereunder.

6.    Acceptance. Participant must accept the Award by electronically executing the Notice by the date described therein. If Participant fails to accept the Award by such date, then, any provision of this Agreement to the contrary notwithstanding, Participant will forfeit all RSUs and related Dividend Equivalent Cash Rights purported to be granted pursuant to the Award and the Award will become null and void. By electronically executing the Notice, Participant agrees that he or she is bound by, and will comply with, all of the terms and condition of the Plan as well as the terms of this Agreement as a condition of his or her continuing employment or service to Noble or its Affiliates.

7.    Effect on Employment or Services. Nothing contained in the Plan or in this Agreement shall confer upon Participant any right with respect to the continuation of his or her employment by, or service with, Noble or an Affiliate, or interfere in any way with the right of Noble or an Affiliate, (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service, to change the terms and conditions of such employment or service, or to increase or decrease the compensation of Participant from the rate in existence at the date of this Agreement.

8.    Confidentiality and Non-Disclosure Covenants.

(a)    Acknowledgement About Confidential Information. Participant understands and acknowledges that, during the course of his or her employment by, or services to, Noble or its Affiliates, Noble or its Affiliates will continue to provide him or her with access to previously undisclosed confidential, trade secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to his or her employment by, or services to, Noble and its Affiliates, as well as existing and prospective employees, customers, suppliers, investors, and other associated third parties (“Confidential Information”).

(b)    Definition of Confidential Information. For purposes of this Agreement, Confidential Information includes, without limitation, all non-public information disclosed or made available to Participant that gives Noble and its Affiliates a competitive advantage in their industry and is not generally known or readily ascertainable by independent investigation, such as methods of operation and service; leases and opportunities pertaining to the lease; information relating to the acquisition, exploration, production, gathering, transporting, marketing, treating, or other processing of hydrocarbons and related products; the exploration potential of geographical areas on which hydrocarbon exploration prospects are located; information related to developing, constructing, acquiring, or operating midstream oil, natural gas, or produced water assets; technical information including inventions, computer programs, computer processes, methods of collecting, correlating and using geophysical data, computer codes, software, website structure and content, databases, formulae, designs, compilations of information and data, proprietary production processes, and know-how related to operations; financial information including margins, earnings, accounts payable, and accounts receivable; business information including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, and leases; supplier and customer information, including supplier and customer lists and identities, prices, costs, and negotiated terms; research and development and new materials research; information regarding personnel and employment policies and practices including employee lists, contact information, performance information, compensation data, benefits data, and training programs; and information regarding independent contractors and subcontractors including independent contractor and subcontractor lists, contact information, compensation, and agreements. Confidential Information also includes all information contained in any manual or electronic document or file created by Noble or its Affiliates and provided or made available to Participant. Participant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(c)    Confidential Information Exclusions. Participant understands that Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of Participant, to such an extent as to be readily available to competitors. Participant likewise understands that Confidential Information disclosed hereunder shall not be deemed to be within the foregoing exception solely because the Confidential Information is embraced by more general information in the public domain; neither will a combination of features be deemed within the foregoing exception merely because individual features are in the public domain.

(d)    Non-Disclosure and Non-Use Covenants. Participant agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any third party not having a business need to know in order to fulfill duties to Noble or its Affiliates and authority to know and use the Confidential Information in connection with the business of Noble or its Affiliates; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Noble or its Affiliates, except as required in the performance of his or her authorized employment duties to, or services for, Noble and its Affiliates.

(e)    Covenant to Return Confidential Information and Other Company Property. Upon (i) the voluntary or involuntary termination of Participant’s employment or service relationship with Noble or its Affiliates or (ii) Noble’s request at any time during his or her employment or service relationship, Participant agrees to (A) provide or return to Noble any and all property of Noble and its Affiliates, including all copies of software in any media, reports, files, compilations, disks, thumb drives or other removable information storage devices, hard drives, and data and all documents and materials belonging to Noble and its Affiliates and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in Participant’s possession or control, whether they were provided to Participant by Noble, its Affiliates, or any of their business associates or created by Participant in connection with his or her employment by, or services to, Noble or its Affiliates; and (B) delete or destroy all copies of any such documents and materials not returned to Noble or its Affiliates that remain in Participant’s possession or control, including those stored on any non-Noble devices, networks, storage locations and media in Participant’s possession or control.

(f)    Duration of Covenants. Participant understands and acknowledges that his or her obligations under this Agreement with regard to any particular Confidential Information shall continue during and after his or her employment by, or service relationship with, Noble or its Affiliates until such time as such Confidential Information has become public knowledge other than as a result of his or her breach of this Agreement.

(g)    Immunity and Other Permitted Activities. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to, or does, preclude Participant from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, any other federal, state, or local governmental agency, commission, or regulatory body, including, without limitation the Securities and Exchange Commission (“SEC”); (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (I) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant likewise understands that, if he or she files a lawsuit for retaliation by Noble or its Affiliates for reporting a suspected violation of law, he or she may disclose their trade secret(s) to his or her attorney and use the trade secret information in the court proceeding, if he or she (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any policies or agreements of Noble or its Affiliates applicable to Participant (1) impedes Participant’s right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or

(2) requires Participant to provide any prior notice to Noble or its Affiliates or obtain their prior approval before engaging in any such communications.

9.    Non-Solicitation Covenants. In connection with Participant’s acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Noble and/or its Affiliates disclosing and providing access to Confidential Information, Participant agrees that he or she will not, during his or her employment or service relationship with Noble or its Affiliates, and for one year thereafter, directly or indirectly, for any reason, for his or her own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Noble or its Affiliates in any capacity with the purpose or intent of attracting that person from the employ of Noble or its Affiliates, (ii) call on or otherwise solicit or induce any natural person who is a non-employee independent contractor or subcontractor of, or other service provider to, Noble or its Affiliates in any capacity with the purpose or intent of inducing such person to breach any agreement or contract with, or discontinue or curtail his or her business relationship with, Noble or its Affiliates, or (iii) call on or otherwise solicit or induce any established customer of Noble or its Affiliates or other service provider of Noble or its Affiliates to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, Noble or its Affiliates, without, in each case of (i), (ii), or (iii), the prior written consent of Noble. Notwithstanding the previous sentence, the post-employment and post-service restrictions described in (i), (ii), and (iii) of the previous sentence apply only to those persons or established customers with whom Participant had material contact relating to the business of Noble or its Affiliates, or about whom Participant had access to Confidential Information, within 12 months before the termination of his or her employment or service relationship with Noble or its Affiliates.

10.    Non-Disparagement Covenants.

(a)    Non-Disparagement. Participant agrees that he or she will not, directly or indirectly, make any public or private statements (whether orally, in writing, via electronic transmission or otherwise) that disparage, denigrate, or malign Noble or any of its Affiliates; any of the businesses, activities, operations, affairs, reputations or prospects of any of the foregoing; or any of the respective officers, employees, directors, managers, partners, agents, members or shareholders of any of the foregoing.

(b)    Exceptions. The obligation under this Section will not be violated by truthful statements that Participant makes (i) as permitted by this Agreement or applicable law that may supersede the terms of this Agreement, (ii) to any governmental authority in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (iii) in connection with a performance review or performance discussions.

11.    Remedies.

(a)    Remedies. In the event of a breach or threatened breach by Participant of any covenants in this Agreement, Noble and its Affiliates shall be entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which they may be entitled, including any and all monetary damages which Noble or its Affiliates may incur as a result of such breach, violation, or threatened breach or violation. Noble and its Affiliates may pursue any remedy available to them concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

(b)    Tolling. If Participant breaches any of covenants in this Agreement pertaining to non-competition or non-solicitation, the time periods pertaining to such covenants will be suspended and will not run in favor of Participant from the time he or she first breached such covenants until the time when he or she ceases such breach.

(c)    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by Noble, Participant’s Award is subject to the provisions of any clawback policy implemented by Noble or any of its Affiliates, which clawback policy may provide for forfeiture, repurchase, and/or recoupment of the Award and amounts paid or payable pursuant to or with respect to Awards, including without limitation in connection with Participant’s breach of any covenants in this Agreement. Notwithstanding any provision of this Agreement or the Plan to the contrary, Noble and its Affiliates reserve the right, without Participant’s further consent, to adopt any such clawback policies and procedures, including policies and procedures applicable to the Plan or this Agreement with retroactive effect. Any clawback of the Award shall be in addition to any other legal and equitable rights and remedies to which Noble and its Affiliates may have under this Agreement or at law or equity in connection with any breach of any covenants in this Agreement.

12.    The Plan and Cash-Settled Restricted Stock Unit Award Notice. The terms and provisions of the Plan and the Notice are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. Capitalized terms used in this Agreement and not otherwise defined in this Agreement or the Notice shall have the respective meanings assigned to such terms in the Plan.

13.    Severability and Reformation.

(a)    Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined by any court of competent jurisdiction to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions or parts of this Agreement shall nevertheless be binding and enforceable upon the parties to the fullest extent permitted by applicable law.

(b)    Reformation. If any provision contained in this Agreement is found by a court of competent jurisdiction to contain limitations as to time or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the Confidential Information, goodwill, or other legitimate business interests of Noble or its Affiliates, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the Confidential Information, goodwill, and other legitimate business interests of Noble and its Affiliates.

14.    Assignment/Transferability. Noble may assign all or any portion of its rights and obligations under this Agreement. The Award and the rights and obligations of Participant under this Agreement may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Participant other than by will or the laws of descent and distribution.

15.    Binding Effect/Governing Law. This Agreement shall be binding upon and inure to the benefit of (i) Noble and its successors and assigns, and (ii) Participant and his or her heirs, devisees, executors, administrators and personal representatives. This Agreement shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superseded by federal law.

16.    Compensation Recoupment Policy. By accepting the Award, Participant hereby acknowledges and agrees that Participant and the Award are subject to Noble’s compensation recoupment policy as contained in Noble’s Code of Conduct (the “Policy”), as amended from time to time, and the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.

17.    Funding. The Award is unfunded. Participant’s right to receive payment hereunder shall be no greater than the right of an unsecured creditor of Noble and Participant shall not have any rights in or against specific assets of Noble or its Affiliates.

18.    Code Section 409A. The Award is intended to be exempt from Section 409A of the Code and any ambiguities herein shall be interpreted, to the extent possible, in a manner consistent therewith.